Exhibit 10.4

December 30, 2022

Patrick Keran

c/o SeaSpine Holdings Corporation

5770 Armada Drive

Carlsbad, CA 92008

Dear Patrick,

Per our discussions, it gives me great pleasure to present this offer to join Orthofix Medical Inc. (“Parent” and, together with its direct and indirect current and future subsidiaries, and giving effect to any change of name that may occur in the future, the “Company”). This offer is made in connection with the pending merger of your current employer, SeaSpine Holdings Corporation or a direct or indirect subsidiary thereof (“SeaSpine”), into a wholly owned subsidiary of the Company (the “Merger”), and is made contingent upon and subject to the closing of the Merger (the “Closing”) pursuant to the terms of the merger agreement between the Company, SeaSpine and the aforementioned Company subsidiary (the “Merger Agreement”).

Starting Date: Your starting date as Parent’s Chief Legal Officer (the “Position”) will be on the date that the Closing occurs (the “Closing Date”). We currently anticipate that the Closing will occur in January 2023, subject to, among other things, the stockholders of SeaSpine adopting the Merger Agreement and the stockholders of the Company approving the issuance of shares of common stock of Parent (“Parent Common Stock”) that will occur in the Merger, in each case, at the respective special meeting of stockholders currently scheduled for January 4, 2023.

Compensation: Your compensation will be determined by the Compensation & Talent Development Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”). The Compensation Committee has approved the following compensation arrangements for you, effective as of the Closing:

Base Salary: An initial annual base salary of $480,000 to be paid in accordance with the Company’s regular payroll practices and less applicable deductions and tax withholdings.

Cash Incentive Bonus: You will be eligible to receive annual bonus compensation under and subject to the terms and conditions of the Company’s annual cash incentive program based on the achievement of goals established by the Compensation Committee and/or the Board from time-to-time. For 2023, your target bonus opportunity under the program will be equal to 70% of your annual base salary amount.

Equity Awards: You will be eligible to receive stock-based compensation, whether restricted stock units, performance-based stock units, stock options or otherwise, under the Company’s 2012 Long Term Incentive Plan, as amended, or other stock-based compensation plans that the Company may establish from time-to-time. In addition, to induce your acceptance of employment with the Company effective upon the Closing, the Compensation Committee has approved grants to you, effective upon and as of the close of business on the Closing Date, of (i) restricted stock units that settle in shares of Parent Common Stock (the “Sign-On RSUs”) and (ii) stock options to purchase shares of Parent Common Stock (the “Sign-On Common Stock,” and collectively with the Sign-On RSUs, the “Sign-On Award”). The Sign-On RSUs will vest in annual 33 1/3% installments over three years, and 1/3 of the Sign-On Stock Options will vest on the first anniversary the Closing Date, and remaining 2/3 of the Sign-On Stock Options will vest in eight equal quarterly installments thereafter, subject to your continued employment on each applicable vesting date. Notwithstanding anything in any agreement with or plan of SeaSpine to the contrary (including the SLRSP, as defined below), the Sign-On Award will not be subject to any automatic accelerated vesting without continued service through an applicable vesting date except in cases of (i) involuntary termination following a future “Change in Control” (as defined in the Company’s most recently publicly filed form of Change in Control and Severance Agreement (the “CIC and Severance Agreement”)) that occurs with respect to the Company after the Closing Date, (ii) death, or (iii) disability. The grant date value of the Sign-On RSUs will be $750,000 and the grant date value of the Sign-On Stock Options will be $750,000 (in each case, subject to rounding to the nearest whole share), for a total grant value of $1,500,000. The Sign-On Award and future stock-based compensation grants made to you, will be subject to the terms and conditions of applicable plan documents and award agreements, which will be separately made available to you.

Change in Control and Severance Agreement: As of the Closing Date, you will remain a “Participant” under SeaSpine’s Senior Leadership Retention and Severance Plan (the “SLRSP”). In consideration for the offer being made by the Company pursuant to this letter and your acceptance of such offer, the Company and you agree that (i) (A) your acceptance and performance of the Position, and (B) any future reduction of your equity-based compensation solely as a result of across-the-board reductions to equity-based compensation levels that apply the applicable reduction percentage substantially similarly to all executives, shall in the case of each of clauses (A) and (B) not provide you with “Good Reason” under the SLRSP, (ii) the Merger shall constitute a “Change in Control” under the SLRSP, and following the Merger you will maintain the rights related thereto as set forth in the SLRSP, except that the provisions of and rights contained in Section 4 of the SLRSP (taking into account the provisions of Section 7 of the SLRSP) shall not apply with respect to the Sign-On Award or any other Company equity-based compensation granted to you by the Company after the Closing Date unless a future “Change in Control” (as defined in the CIC and Severance Agreement) occurs with respect to the Company after the Closing Date. Notwithstanding the foregoing, it is the intent of the Company to offer you the ability to enter into, within sixty (60) days of the Closing Date, a new agreement that is substantially equivalent to the CIC and Severance Agreement, which if entered into, would supersede your rights under the SLRSP (though the new CIC and Severance Agreement will memorialize that you will remain protected under the new agreement during the two-year period following the Merger in the same manner that you are during the one-year “Protection Period” under the SLRSP, i.e., you will be in a “CIC Period” under the new CIC and Severance Agreement for two years). The final terms of such CIC and Severance Agreement will be subject to review and approval by the Compensation Committee, as constituted following the Closing. Notwithstanding the foregoing, you understand and acknowledge that, if you become employed by the Company, you will be an “at-will” employee at all times during your employment.

D&O Indemnification Agreement: Under separate cover, you will receive a D&O Indemnification Agreement.

We very much look forward to working with you following consummation of the Merger.

Sincerely,

/s/ Michael E. Paolucci

Michael E. Paolucci
Chair of the Compensation Committee

ACKNOWLEDGED, ACCEPTED, AND AGREED:

/s/ Patrick Keran
Patrick Keran